Exhibit 10.16

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.]

POWER PURCHASE AGREEMENT

By and Between

CITY OF DENTON, TEXAS, DBA DENTON

MUNICIPAL ELECTRIC,

(as SELLER)

AND

SPRE DENTON TX, LLC

(as BUYER)

Dated as of

September 1, 2024

This document and any attachments or exhibits thereto may contain information that is confidential, commercially-sensitive, proprietary, and/or public power utility competitive and financial information in accordance with the provisions of Texas Government Code, Section 552.101, 552.104, 552.110 and/or 552.133, and may be protected from required public disclosure.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		1
1.1	Definitions.	1
1.2	Interpretation.	9

ARTICLE 2 TERM		10
2.1	Term; Renewals	10
2.2	Termination.	10

ARTICLE 3 OBLIGATIONS AND DELIVERIES		10
3.1	Retail Products.	10
3.2	Purchase and Sale.	11
3.3	Services.	11
3.4	Contract Price.	11
3.5	Capacity Attributes.	11
3.6	Performance Excuses	11
3.7	Delivery Interruption.	11
3.8	Scheduling; Planned Outages	12
3.9	Planned Outage Notifications	12
3.10	Sales For Resale.	12
3.11	Standards Of Care.	12
3.12	Curtailment.	12
3.13	Change Of Law.	13
3.14	Project Development.	14
3.15	Intentionally Omitted.	15
3.16	Power Ready Date; Commercial Operation Date.	15
3.17	COD Conditions.	15

ARTICLE 4 METERING AND MEASUREMENT		16
4.1	Metering System.	16
4.2	Inspection And Adjustment.	16

ARTICLE 5 RETAIL PRODUCTS		17

ARTICLE 6 EVENTS OF DEFAULT		17
6.1	Events of Default.	17
6.2	Remedies; Declaration of Early Termination Date.	18
6.3	Rights And Remedies Are Cumulative.	19
6.4	Mitigation.	19

ARTICLE 7 PAYMENT		19
7.1	Billing and Payment.	19
7.2	Disputes and Adjustments of Invoices.	20

ARTICLE 8 INSURANCE, CREDIT AND COLLATERAL REQUIREMENTS		20
8.1	Buyer’s Performance Assurance.	20

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS		21
9.1	Representations and Warranties.	21
9.2	General Covenants.	22
9.3	Seller’s Covenants.	22

ARTICLE 10 TITLE, RISK OF LOSS, INDEMNITIES		23
10.1	Title and Risk of Loss.	23
10.2	Indemnities by Seller.	23
10.3	Indemnities by Buyer.	23

ARTICLE 11 GOVERNMENTAL CHARGES		24
11.1	Cooperation.	24
11.2	Governmental Charges.	24

i

ARTICLE 12 CONFIDENTIAL INFORMATION		24
12.1	Confidential Information.	24
12.2	Texas Public Information Act.	26

ARTICLE 13 ASSIGNMENT		26
13.1	Successors and Assigns.	26
13.2	Assignment by Buyer.	26
13.3	Assignment by Seller.	27

ARTICLE 14 FORCE MAJEURE		27
14.1	Force Majeure Events.	27
14.2	Limitations on Effect of Force Majeure Events.	27

ARTICLE 15 LIMITATIONS ON LIABILITY		28
15.1	Disclaimer of Warranties.	28
15.2	Limitations on Liability.	28

ARTICLE 16 DISPUTE RESOLUTION		28
16.1	Intent of the Parties.	28
16.2	Management Negotiations.	29
16.3	Specific Performance and Injunctive Relief.	29

ARTICLE 17 MISCELLANEOUS		30
17.1	Notices.	30
17.2	Effectiveness Of Agreement; Survival.	31
17.3	Exhibits.	31
17.4	Right to Audit.	31
17.5	Amendments.	31
17.6	Waivers.	31
17.7	Severability.	32
17.8	Standard of Review.	32
17.9	Governing Law.	32
17.10	Waiver of Trial by Jury.	32
17.11	Attorneys’ Fees.	32
17.12	No Third-Party Beneficiaries.	33
17.13	No Agency.	33
17.14	Cooperation.	33
17.15	Further Assurances.	33
17.16	Captions; Construction.	33
17.17	Entire Agreement.	33
17.18	Forward Contract.	33
17.19	Counterparts.	34

Exhibit A Retail Products Contract Price

Exhibit B Project Description

Exhibit C Switching Agreement

Exhibit D Form of Letter of Credit

Exhibit E Buyer Insurance Requirements

Exhibit F QSE Services

Exhibit G Operating Procedures Criteria

Exhibit H Renewable Energy Credits

ii

POWER PURCHASE AGREEMENT

This POWER PURCHASE AGREEMENT (this “Agreement”) is made this 1st day of September, 2024 (the “Effective Date”), by and between the City of Denton, Texas, d/b/a Denton Municipal Electric, a Texas Municipal Corporation and Home-Rule City, acting by and through its City Council with its principal place of business at 215 E. McKinney Street, Denton, Texas 76201 (“Seller”) and SPRE Denton TX, LLC, 2146 Roswell Road, #108-851, Marietta, Georgia 30062 (“Buyer”). Buyer and Seller are each individually referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Buyer desires to develop, design, construct, own and operate a high efficiency computing center (the “Project”) on property leased from Seller;

WHEREAS, the Parties have entered into that certain Lease Agreement contemporaneously with this Agreement pursuant to which Seller is leasing property to Buyer (the “Lease Agreement”);1

WHEREAS, Seller is the single certified electric utility provider for the leased property, as defined in the Lease Agreement, with electric service jurisdictional monopoly rights;

WHEREAS, the Parties desire to enter into this Agreement, pursuant to which, among other things, (i) Seller shall provide all required Energy (as defined in Section 1.1 below) to the Project, (ii) Buyer shall pay to Seller amounts for the Retail Products (as defined in Section 3.1 below), all in accordance with and subject to the terms and conditions set forth in this Agreement;

WHEREAS, Seller has adopted the Denton Renewable Resource Plan (“DRRP”) which requires all Energy purchased by Seller for resale at retail, to be renewable Energy;

WHEREAS, Seller desires to sell, and Buyer desires to purchase and receive, the Retail Products, on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereto, for good and sufficient consideration, the receipt of which is hereby acknowledged, intending to be legally bound, do hereby agree as follows:

This document and any attachments or exhibits thereto may contain information that is confidential, commercially- sensitive, proprietary, and/or public power utility competitive and financial information in accordance with the provisions of Texas Government Code, Section 552.101, 552.104, 552.110 and/or 552.133, and may be protected from required public disclosure.

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1    Definitions.

“Adjustment Period” has the meaning set forth in Section 4.2.

“Affiliate” means, with respect to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person or any entity directly or indirectly under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Ancillary Services” means a service necessary to support the transmission of Energy to loads while maintaining reliable operation of the Transmission Operator’s System using Prudent Operating Practices pursuant to the applicable ERCOT Protocols.

“Ancillary Service Amounts” means the Buyer’s Load Ratio Share of the ERCOT applicable Ancillary Services attributable to the DME QSE by ERCOT during the prior month.

“Applicable Law” means, with respect to any Person, the Project, or Seller’s obligations under the Agreement, all laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, Governmental Approvals, directives, ERCOT Protocols and requirements of all regulatory and other Governmental Authorities, in each case applicable to or binding upon such Person, the Seller’s Interconnection Facilities or the Project (as the case may be).

“Bankrupt” means, with respect to a Party, such Party (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) is generally unable to pay its debts as they fall due, (v) has been adjudicated bankruptcy or has filed a petition or an answer seeking an arrangement with creditors, (vi) has taken advantage of any insolvency law or shall have submitted an answer admitting the material allegations of a petition in bankruptcy or insolvency proceeding, (vii) becomes subject to an order, judgment or decree for relief, entered in an involuntary case, without the application, approval or consent of such Party by any court of competent jurisdiction appointing a receiver, trustee, assignee, custodian or liquidator, for a substantial part of any of its assets and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) Days, (viii) has failed to remove an involuntary petition in bankruptcy filed against it within sixty (60) Days of the filing thereof, or (ix) becomes subject to an order for relief under the provisions of the United States Bankruptcy Act, 11 U.S.C. § 301.

“Business Day” means any day except a Saturday, Sunday or a Federal Reserve Bank holiday. A Business Day shall open at 8:00 a.m. Central Prevailing Time and close at 5:00 p.m. Central Prevailing Time. Notwithstanding the foregoing, for scheduling purposes only, the term “Business Day” shall have the meaning given to that term from time to time by NERC on its website (http://www.nerc.com/~oc/offpeaks.html).

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Ancillary Service” has the meaning set forth in Exhibit A.

“Buyer Ancillary Service Amounts” has the meaning set forth in Exhibit A.

“Capacity” means the same as “capability” for electric power supply and refers to the maximum electric demand, expressed in MW, that the Project can be expected to consume following the completion of each Phase from the electric transmission system under specified conditions for a given time interval.

“Capacity Attributes” means any current or future defined characteristic, certificate, tag, credit, or Ancillary Service attribute, whether general in nature or specific as to the location or any other attribute of the Project intended to value any aspect of the capacity of the Project to respond to Load Resource scheduling orders for Energy or Ancillary Services from ERCOT or the DME QSE.

“Change of Law” means (i) any change in, addition to, or change in the interpretation or application of any Applicable Law adopted on or after the Effective Date or (ii) any new Applicable Law adopted on or after the Effective Date.

“COD Conditions” means all of the requirements that must be satisfied by Seller and Buyer as a prerequisite to achieving the Commercial Operation Date of each Phase as set forth in Section 3.17.

“Commercial Operation” means, as applicable, that Seller’s Interconnection Facilities and the Project have met the COD Conditions.

“Commercial Operation Date” means the date on which Commercial Operation is achieved for the Project in accordance with Section 3.16.

“Commercially Reasonable” or “Commercially Reasonable Efforts” means, with respect to any purchase, sale, decision, or other action made, attempted or taken by a Party, such efforts as a reasonably prudent business would undertake for the protection of its own interest under the conditions affecting such purchase, sale, decision or other action, consistent with Prudent Operating Practices, including, without limitation, electric system reliability and stability, state or other regulatory mandates relating to renewable Energy portfolio requirements, the cost of such action (including whether such cost is reasonable), the amount of notice of the need to take a particular action, the duration and type of purchase or sale or other action, and the commercial environment in which such purchase, sale, decision or other action occurs. “Commercially Reasonable” or “Commercially Reasonable Efforts” shall be reviewed and determined based upon the facts and circumstances known, or which could have been known with the exercise of reasonable efforts, at the time that a sale, purchase, or other action is taken and shall not be based upon a retroactive review of what would have been optimal at such time.

“Confidential Information” has the meaning set forth in Section 12.1.

“Contract Price” has the meaning set forth in Section 3.4.

“Contract Year” means a period of twelve (12) consecutive months. The first Contract Year shall commence on the Commercial Operation Date and each subsequent Contract Year shall commence on the anniversary of the Commercial Operation Date.

“Credit Rating” means, with respect to any entity, the issuer rating then assigned to such entity’s unsecured, senior long-term debt obligations (not supported by third-party credit enhancements) or if such entity does not have a rating for its senior unsecured long-term debt, then the rating then assigned to such entity as an issuer rating by the Rating Agencies.

“Day” or “day” means a period of twenty-four (24) consecutive hours beginning at 00:00 hours Central Prevailing Time on any calendar day and ending at 24:00 hours Central Prevailing Time on the same calendar day.

“Delivered Energy” means the Energy purchased from ERCOT by Seller for Buyer, including all transmission and distribution losses.

“Delivery Point(s)” means the 13.2 kV point of interconnection with Seller’s distribution systems at the high side of Buyer’s transformers located at the Site.

“Delivery Term” means the period of time commencing upon the Commercial Operation Date of Phase I of the Project and terminating at the end of the tenth (10th) Contract Year.

“Delivery Term Security” means collateral provided by Buyer to Seller pursuant to Section 8.1, to secure its obligations hereunder, which shall be in the form of a Letter of Credit or cash.

“Disclosing Party” has the meaning set forth in Section 12.1.

“Dispute” has the meaning set forth in Section 16.1.

“DME QSE” means the qualified scheduling entity, as defined in the ERCOT Protocols, that manages the total electric demand of the City of Denton excluding any qualified scheduling entity operated by DME for a specific DME customer.

“DRRP” has the meaning set forth in the Recitals to this Agreement.

“Early Termination Date” has the meaning set forth in Section 6.2.

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Electric Tariff” means the then current Denton Municipal Electric rate schedule as approved by the Denton City Council.

“Emergency” means that an “Emergency Condition” has been declared as provided in the ERCOT Protocols.

“Energy” means electric energy generated, which shall be in the form of three (3)-phase, sixty (60) Hertz, alternating current.

“Equitable Defenses” means any bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and, with regard to equitable remedies, the discretion of the court before which proceedings may be pending to obtain same.

“ERCOT” means the Electric Reliability Council of Texas, Inc., or its successor.

“ERCOT North Hub” means ELECTRICITY-ERCOT-NORTH 345KV HUB-REAL TIME” published by the ERCOT at http://www.ercot.com/content/cdr/html/real time spp

“ERCOT Protocols” means the document adopted by ERCOT, including any attachments or exhibits referenced in that document, as amended from time to time, that contains the scheduling, operating, planning, reliability, and settlement policies, rules, guidelines, procedures, standards and criteria of ERCOT. For the purposes of determining responsibilities and rights at a given time, the ERCOT Protocols, as amended in accordance with the change procedures described in the ERCOT Protocols, in effect at the time of the performance or non-performance of an action, shall govern with respect to that action.

“Event of Default” has the meaning set forth in Section 6.1.

“Executives” has the meaning set forth in Section 16.2(a).

“Force Majeure Event” means any event or circumstance which wholly or partly prevents or delays the performance of any material obligation arising under this Agreement, other than the obligation to pay amounts due, but only to the extent (1) such event is not within the reasonable control, directly or indirectly, of the Party seeking to have its performance obligation(s) excused thereby, (2) the Party seeking to have its performance obligation(s) excused thereby has taken all reasonable precautions and measures in order to prevent or avoid such event or mitigate the effect of such event on such Party’s ability to perform its obligations under this Agreement and which by the exercise of due diligence such Party could not reasonably have been expected to avoid and which by the exercise of due diligence it has been unable to overcome, and (3) such event is not the direct or indirect result of the fault or negligence of the Party seeking to have its performance obligations excused thereby.

(a)         Subject to the foregoing, events that could qualify as a Force Majeure Event include, but are not limited to the following:

(i)         acts of God, flooding, lightning, landslide, earthquake, fire, drought, explosion, epidemic, quarantine, storm, hurricane, tornado, volcano, other natural disaster or unusual or extreme adverse weather-related events;

(ii)         war (declared or undeclared), riot or similar civil disturbance, acts of the public enemy (including acts of terrorism), sabotage, blockade, insurrection, revolution, expropriation or confiscation;

(iii)         strikes, work stoppage or other labor disputes of a party other than Seller not caused by Seller (in which case the affected Party shall have no obligation to settle the strike or labor dispute on terms it deems unreasonable);

(iv)         explosion, accident or epidemic;

(v)         nuclear emergency, radioactive contamination or ionizing radiation or the release of any hazardous waste or materials; or

(vi)         vandalism.

(b)         A Force Majeure Event shall not be based on:

(i)         Buyer’s inability economically to use the Retail Products purchased hereunder;

(ii)         Seller’s ability to sell the Retail Products at a price greater than the price set forth in this Agreement;

(iii)         an inability to obtain sufficient labor, equipment, materials or other resources to build or operate the Project or the Seller’s Interconnection Facilities, except to the extent that a Party’s inability to obtain sufficient labor, equipment, materials, or other resources is caused by a Force Majeure Event described in any of subsections (a)(i) through (a)(vi) above; or

(iv)         Buyer’s failure to obtain financing or other funds.

“Franchise Fee Rate” means the prevailing franchise fee rate on Denton Municipal Electric’s revenues as approved by the Denton City Council.

“Governmental Approvals” means all authorizations, consents, approvals, waivers, exceptions, variances, filings, permits, orders, licenses, exemptions and declarations of or with any Governmental Authority and shall include those siting and operating permits and licenses, and any of the foregoing under any Applicable Law, that are required for the use and operation of the Project.

“Governmental Authority” means any federal, state, local or municipal government body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; any court or governmental tribunal; or any independent operator, regional transmission organization, ERCOT or other regulatory body; in each case having jurisdiction over either Party, the Project, the Site, Seller’s Interconnection Facilities, or the Transmission Operator’s System.

“Governmental Charges” has the meaning set forth in Section 11.2.

“Incremental TCOS Demand” means the incremental demand contribution of the Project served under the Index Supply of Retail Product to Seller’s 4CP demand expressed in MW as specified in PUCT rule 25.192, which will be determined by Seller using the following methodology: (Project’s Juney coincident peak contribution plus Julyy coincident peak contribution plus Augusty coincident peak contribution plus Septembery coincident peak contribution) divided by 4, where y is the calendar year during the Term. For the avoidance of doubt, Incremental TCOS Demand charges apply to the full calendar year after the Project has contributed to Seller’s 4CP demand and will continue to be due from Buyer to Seller after the Term of this Agreement if a Contract Year ends prior to the end of the calendar year.

“Index Supply” means any Retail Products sold to Buyer by Seller that is priced pursuant to Attachment A.

“Initial Negotiation End Date” has the meaning set forth in Section 16.2(a).

“Interest Rate” means the lower of (i) annual rate equal to the Prime Rate then in effect plus two percent (2%) and (ii) the maximum interest permitted by Applicable Law.

“Lease Agreement” means the Lease Agreement between Buyer and Seller for use of the Site upon which the Project will be constructed which is being executed contemporaneously herewith.

“Letter(s) of Credit” means one or more irrevocable, transferable standby letters of credit, substantially in the form of Exhibit F, issued by a U.S. commercial bank or a foreign bank with a U.S. branch with such bank having a Credit Rating of at least A- from S&P or A3 from Moody’s, and having assets of at least Ten Billion Dollars ($10,000,000,000), with any modifications reasonably acceptable to the Party in whose favor the letter of credit is issued.

“Load Ratio Share” means the fraction of the monthly Retail Products sales (in kilowatt hours) divided by the monthly total energy sales (in kilowatt hours) of Seller to the load served by the DME QSE.

“Load Serving Entity” shall have meaning as defined in the ERCOT Protocols.

“Manager” has the meaning set forth in Section 16.2(a).

“Metering System” means all meters, metering devices and related instruments used to measure and record Delivered Energy.

“Moody’s” means Moody’s Investor Service, Inc. or any successor thereto, or in the event that there is no such successor, a nationally recognized credit rating agency.

“MW” means a megawatt (or 1,000 kilowatts) of alternating current electric generating capacity.

“MWh” means a megawatt hour of Energy.

“NERC” means the North American Electric Reliability Corporation, or its successor.

“Non-Defaulting Party” has the meaning set forth in Section 6.2.

“Notice” has the meaning set forth in Section 17.1.

“Operating Procedures” has the meaning set forth in Exhibit G.

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity, limited liability company or any other entity of whatever nature.

“Phases” (collectively Phase I and Phase II, and each a “Phase”) means the stages of development that may be requested to be energized sequentially by Buyer upon completion of Seller’s Interconnection Facilities.

“Phase I”, specifically, refers to Buyer’s request for the Project to be energized up to a minimum of [***].

“Phase II”, specifically, refers to Buyer’s request for the Project to be energized up to a total maximum of [***].

“Planned Outages” means the scheduled outage of the Transmission Operator’s System as scheduled with ERCOT that impacts the Project.

“Power Ready Date” has the meaning set forth in Section 3.16(a).

“Pre-Pay Amounts” has the meaning set forth in Section 7.1(a).

“Prime Rate” means the interest rate (sometimes referred to as the “base rate”) for large commercial loans to creditworthy entities announced from time to time by Citibank, N.A. (New York), or its successor bank, or, if such rate is not announced, the rate published in The Wall Street Journal as the “Prime Rate” from time to time (or, if more than one rate is published, the arithmetic average of such rates), in either case determined as of the date the obligation to pay interest arises.

“Project” has the meaning set forth in the Recitals and includes Buyer’s proposed facilities and equipment at the Site. The Project is more particularly described in Exhibit B.

“Prudent Operating Practices” means the practices, methods and standards of professional care, skill and diligence engaged in or approved by a significant portion of the electric generation industry for facilities of similar size, type and design, that, in the exercise of reasonable judgment, in light of the facts known at the time, would have been expected to accomplish results consistent with Applicable Law, reliability, safety, environmental protection and standards of economy and expedition. Prudent Operating Practices is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to a spectrum of possible practices, methods or acts generally accepted in the industry and having due regard for, among other things, manufacturers’ warranties and the requirements of any Governmental Authority of competent jurisdiction.

“PUCT” means the Public Utilities Commission of Texas, or its successor.

“Ratings Agency” means either S&P or Moody’s.

“Receiving Party” has the meaning set forth in Section 12.1.

“Referral Date” has the meaning set forth in Section 16.2(a).

“Renewable Energy Credit”/“REC” means a credit representing one MWh of renewable energy that is physically metered and verified in Texas and meets the requirements as set forth in Protocol Section 14, State of Texas Renewable Energy Credit Trading Program.

“Renewal Term” has the meaning set forth in Section 2.1.

“Retail Products” has the meaning set forth in Section 3.1.

“S&P” means Standard & Poor’s or any successor thereto, or in the event that there is no such successor, a nationally recognized credit rating agency.

“SCADA” means Supervisory Control and Data Acquisition.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Curtailment” means any curtailment of delivery of Retail Products resulting from any of the following: (a) a failure of Seller’s Interconnection Facilities that causes the Project to be disconnected, suspended or interrupted, in whole or in part, (b) Buyer’s default under this Agreement or other inability or failure to accept delivery of any Retail Products, or (c) a System Curtailment.

“Seller Distribution System Limitation” means a malfunction in Seller’s distribution equipment and/or distribution system that reduces or eliminates the ability of Seller to deliver the Retail Products to Buyer.

“Seller’s Interconnection Facilities” means the interconnection facilities, control and protective devices and metering facilities required to connect the Project with the Seller’s distribution system, up to, and on Seller’s side of, the Delivery Point.

“Site” means the leased parcels of real property on which the Project will be constructed and located, including any easements, rights of way, surface use agreements and other interests or rights in real estate reasonably necessary for the construction, operation and maintenance of the Project. The Site is more fully described in the Lease Agreement.

“System Curtailment” means any curtailment of delivery of Retail Products as the result of any of the following: (i) an Emergency, or (ii) transmission system maintenance, repairs or replacements by the Seller acting in its role as a Transmission Operator made necessary by events of Force Majeure or operational action taken by ERCOT to maintain transmission system reliability or to comply with reliability standards of NERC and (iii) Seller Distribution System Limitations.

“System Curtailment Order” means the instruction from ERCOT, Seller in its role as a transmission and distribution operator for ERCOT to reduce load at the Project by an amount, and for the period of time, set forth in such order, due to a System Curtailment.

“Term” has the meaning set forth in Section 2.1.

“Transmission Operator” means ERCOT or any successor independent system operator, regional transmission operator or other transmission operator from time to time having authority to control the transmission balancing authority into which the Project is interconnected.

“Transmission Operator’s System” means the contiguously interconnected electric transmission facilities over which the Transmission Operator has rights to manage the bulk transmission of Energy and Ancillary Service to the Delivery Point.

“TRE” means the Texas Reliability Entity, Inc., or its successor.

1.2    Interpretation.

The following rules of construction shall be followed when interpreting this Agreement:

(a)	the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(b)	words used or defined in the singular include the plural and vice versa;

(c)	references to Articles and Sections refer to Articles and Sections of this Agreement;

(d)	references to Annexes, Exhibits and Schedules refer to the Annexes, Exhibits and Schedules attached to this Agreement, each of which is made a part hereof for all purposes;

(e)

references to Applicable Laws refer to such Applicable Laws as they may be amended from time to time, and references to particular provisions of an Applicable Law include any corresponding provisions of any succeeding Applicable Law and any rules and regulations promulgated thereunder;

(f)	terms defined in this Agreement are used throughout this Agreement and in any Annexes, Exhibits and Schedules hereto as so defined;

(g)	references to money refer to legal currency of the United States of America;

(h)	the words “include” or “including” shall mean “including without limitation;”

(i)

the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Article or Section in which such words appear, unless otherwise specified;

(j)

all references to a particular entity shall include a reference to such entity’s successors and permitted assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(k)	references to any agreement, document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time;

(l)	the word “or” will have the inclusive meaning represented by the phrase “and/or”, unless the context clearly indicates that an exclusive meaning is intended.

(m)	the words “shall” and “will” mean “must”, and shall and will have equal force and effect and express an obligation; and

(n)	the words “writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

ARTICLE 2
TERM

2.1    Term; Renewals

The “Term” of this Agreement, shall commence on the Effective Date and continue until the end of the [***] Contract Year unless sooner terminated in accordance with the terms hereof. Subsequently, the Term shall automatically renew for an additional period of [***] (the “Renewal Term”) unless either Party provides written notice to the other Party of its intent to terminate the PPA at least six (6) months prior to the expiration of the initial Term. Upon the expiration of the Renewal Term, the PPA may be renewed or extended by mutual consent of the Parties, upon terms and conditions upon which the Parties mutually agree in writing in connection with such extension or renewal. For the Renewal Term and or any further renewal or extension to be effective, the Lease Agreement must also be extended or renewed for the same amount of time.

2.2    Termination.

Either Party shall have the right to terminate this Agreement in the event (i) that the Lease Agreement is terminated or (ii) the Lease Agreement fails to become effective due to the failure to secure the necessary zoning and city council approval contemplated therein.

ARTICLE 3 OBLIGATIONS AND DELIVERIES

3.1    Retail Products.

The “Retail Products” to be delivered and sold by Seller and received and purchased by Buyer under this Agreement is “all requirements”, including Energy, Ancillary Services, Renewable Energy Credits and all other necessary services to effectuate the delivery of all services herein, in accordance with the terms hereof, in an amount equal to the full electric service demand of the Project, not to exceed the maximum capacity for each of Phase I or Phase II following the completion of each Phase.

3.2    Purchase and Sale.

Unless specifically excused by the terms of this Agreement, Seller shall sell and deliver, or cause to be delivered, and Buyer shall purchase and receive, or cause to be received, the Retail Products at the Delivery Point, and Buyer shall pay Seller for the Retail Products in accordance with the terms hereof. Buyer shall buy Retail Products exclusively from Seller. Seller shall be responsible for all actions and related costs required to deliver the Retail Products to the Delivery Point. Seller shall be deemed to be in control of the Retail Products up to and until delivery and receipt at the Delivery Point, and Buyer shall be deemed to be in control of such Retail Products from and after delivery and receipt at the Delivery Point.

3.3    Services.

Seller shall provide those certain services to Buyer associated with the Project, as set forth in Exhibits C and F hereto.

3.4    Contract Price.

Buyer shall pay Seller the amounts as set forth in Exhibit A.

3.5    Capacity Attributes.

In the event the PUCT or ERCOT establishes a capacity market, as that term is commonly understood, or any other reliability measures requiring Seller to show resources or Ancillary Services in reserve to satisfy Buyer’s load requirements, Buyer shall reimburse Seller for the market cost of the Capacity Attributes plus charges required by ERCOT protocols associated with the procurement of such Capacity Attributes.

3.6    Performance Excuses

The performance of Seller’s obligation to deliver the Retail Products shall be excused only (i) during periods of Force Majeure, but only to the extent which delivery is impacted by Force Majeure, (ii) during a Seller Curtailment, (iii) during System Curtailments, and (iv) during Planned Outages.

3.7    Delivery Interruption.

Retail Products shall not be subject to any recall by Seller, other than as provided in Sections 3.8, a System Curtailment Order, a Transmission Operator’s System outage, and/or a Seller Curtailment.

3.8    Scheduling; Planned Outages

The Parties shall comply with all ERCOT Protocols, associated operation standards and guidelines, and Operating Procedures.

3.9    Planned Outage Notifications

No later than (A) thirty (30) days prior to the anticipated Commercial Operation Date, and (B) at least sixty (60) days before May 1 of each calendar year throughout the Term, Seller shall provide Buyer with an annual forecast of Planned Outages (“Outage Schedule”). Seller shall provide the following information for each proposed Planned Outage: (1) Start date and time; (2) end date and time; (3) capacity available to the Project during the Planned Outage. Seller may update such Outage Schedule as necessary to comply with ERCOT Protocols. Any such update to the Outage Schedule must be promptly submitted to Buyer. Notwithstanding this notification provision, Seller makes no representation on ERCOT’s determination of when transmission curtailments or outages will occur, and Seller will take commercially reasonable measures to notify Buyer of such ERCOT curtailments and/or outages that will impact the Project.

3.10    Sales for Resale.

All Retail Products delivered to Buyer hereunder shall be for the exclusive use by the Project.

3.11    Standards of Care.

(a)

Buyer shall comply with all applicable requirements of Applicable Law, ERCOT, TRE and NERC relating to the Project and the Seller’s Interconnection Facilities (including those related to construction, ownership and/or operation of the Project and the Seller’s Interconnection Facilities).

(b)	Seller shall comply with all applicable requirements of Applicable Law, ERCOT, TRE and NERC relating to the Seller’s Interconnection Facilities.

(c)

Each Party shall perform all scheduling and transmission services in compliance with all applicable operating policies, criteria, rules, guidelines, tariffs and protocols of ERCOT and Prudent Operating Practices.

(d)	Buyer agrees to abide by all NERC, TRE and ERCOT reliability requirements.

(e)	Seller agrees to abide by all NERC, TRE and ERCOT reliability requirements regarding interconnection of the Project, including the requirements of the Seller as transmission operator.

3.12    Curtailment.

(a)	Seller shall not curtail or interrupt deliveries of the Index Supply Retail Products to the Project as required by this Agreement except as set forth in Section 3.6 and Section 3.7.

(b)	Buyer shall at all times during the Term comply with the directives of the Seller given pursuant to the Switching Agreement (Exhibit C).

(c)

If Buyer fails to comply with the curtailment directives and instructions set forth in any Seller Curtailment or System Curtailment Order, Buyer shall be liable to Seller for any penalties or fines imposed on Seller by any Governmental Authority and any actual direct damages suffered by Seller as a result of Buyer’s failure to comply. In the event that Buyer fails to comply, Seller shall have the right, but not the obligation, to open the breakers to the Project to force compliance with the Seller Curtailment or System Curtailment Order subject to whatever the Project requirements are for a shutdown to protect the Buyer’s equipment. Seller shall not have any liability for exercising such right nor shall Buyer be excused from any damages that may arise in the case that Seller fails to do so. Notwithstanding the foregoing, Buyer’s failure to comply with a Seller Curtailment or System Curtailment Order shall not be a Buyer Event of Default; but, Buyer’s failure to reimburse Seller for any fines, penalties or damages actually incurred by Seller as a result of Buyer’s failure to comply shall be considered a default under this Agreement.

(d)

If Seller fails to communicate ERCOT curtailment directives and instructions set forth in any Seller Curtailment or System Curtailment Order, Seller shall be liable for any penalties or fines imposed on Seller by any Governmental Authority and any actual direct damages suffered by Buyer as a result of Seller’s negligent or willful failure to communicate.

3.13    Change of Law.

If during the Term of this Agreement there occurs any material Change of Law (including promulgation, enactment, repeal and amendment) including PUCT Substantive Rule §25.173, then promptly after any such government action and written notice by the affected Party to the other Party, the Parties shall enter into good faith negotiations to make the minimum changes to this Agreement necessary to render this Agreement in compliance with any such government action and shall take such other actions in compliance with the terms and conditions of such government action while preserving to the maximum extent possible the benefits, burdens and obligations of each Party under this Agreement. If any Change of Law results in materially increased costs or expenses to Buyer, then Buyer shall have the right to terminate this Agreement. Notwithstanding Buyer’s right to terminate the Agreement due to a Change in Law, Buyer shall be liable to Seller for any ERCOT resettlement amounts due for all Retail Products. For the avoidance of doubt, changes to the wholesale market by ERCOT or the Public Utility Commission of Texas (“PUCT”) including potential capacity or capacity like charges, increased Ancillary Service charges, ERCOT administrative charges, other charges associated with Load Serving Entities, Load Resources and/or Controllable Load Resources, as so defined in the ERCOT protocols, shall be the sole responsibility of Buyer

3.14    Project Development.

(a)	Buyer, at no cost to Seller, shall:

(i)

Design and construct the Project. Seller will provide [***] feeds to the Project. Project design must include the ability to carry minimum loads of both [***] phases on a single [***] feeder that will be served by an Index Supply.

(ii)	Pay for the construction of Seller’s Interconnection Facilities and Seller will be responsible for the development, design and construction of Seller’s Interconnection Facilities.

(iii)	Secure all Governmental Approvals and other approvals necessary for the construction and initial operation and maintenance of the Project.

(iv)	Complete all environmental impact studies necessary for the construction, operation, and maintenance of the Project.

(v)	Provide to Seller Buyer’s electrical specifications and design drawings pertaining to the Project.

(vi)	Maintain those policies of insurance in full force and effect as required by Exhibit E.

(vii)

On a monthly basis during the construction phases of the Project, provide to Buyer a progress report on the Project construction and upon reasonable request of Seller, schedule a meeting between representatives of Buyer and Seller to review such report and discuss Buyer’s construction progress.

(viii)

Provide access to Seller, its authorized agents, employees and inspectors for purpose of inspecting the Project construction site or on-site Buyer data and information pertaining to Seller’s Interconnection Facilities during normal business hours upon reasonable advance Notice.

(ix)

Once finally and properly completed and in service (following an inspection by Seller to confirm the same): (i) all equipment, and systems in and from the RD Wells Substation to the Delivery Point will become property of the Seller; (ii) Buyer shall convey good and indefeasible title to such equipment to Seller and execute any documents reasonably requested to effectuate the same; and (iii) Buyer shall transfer to Seller any warranties that it is entitled to in connection with the Seller’s Interconnection Facilities.

(b)

Seller, at no cost to Buyer, shall design and construct protective relaying systems to the extent required to accommodate the delivery of the Retail Products, including, but not limited to, [***] feeder lines to the Project.

(c)	Seller shall, at Buyer’s expense, develop, design and construct Seller’s Interconnection Facilities.

3.15    Intentionally Omitted.

3.16    Power Ready Date; Commercial Operation Date.

(a)

Seller shall be responsible for designing and constructing (i) Seller’s Interconnection Facilities; and (ii) protective relaying systems to the extent required to accommodate the delivery of the Retail Products, including, but not limited to, [***] feeder lines to the Project that are capable of energizing the Project to the full [***] capacity. Seller shall use Commercially Reasonable Efforts to complete its respective portion(s) of Seller’s Interconnection Facilities and the relaying systems no later than the following date (such date, the “Power Ready Date”):

Within ninety (90) days of Buyer obtaining the required permits to construct the Project from the City of Denton.

(b)

Buyer shall use Commercially Reasonable Efforts to energize the Project within five (5) days of the Project receiving the occupancy permit from the City of Denton (such date, the “Commercial Operation Date”). Buyer shall use Commercially Reasonable Efforts to energize Phase II of the Project within twelve (12) months of the Commercial Operation Date.

(c)

The Power Ready Date and Commercial Operation Date may be extended due to delays from supply chain disruptions, logistics disruptions, labor shortages, or the unavailability of any necessary equipment for Seller’s Interconnection Facilities or the Project, wherein such delays are despite the Parties’ Commercially Reasonable Efforts, or for the duration of Force Majeure events impacting construction of the Seller’s Interconnection Facilities or the Project.

3.17    COD Conditions.

The Parties shall cooperate to facilitate Seller’s testing of the Seller’s Interconnection Facilities necessary to satisfy the COD Conditions for each Phase. Each Party shall provide the other Party Notice of the date such Party believes that the Seller’s Interconnection Facilities have been completed. Seller shall provide notice of completion of the Seller’s Interconnection Facilities on an individual and incremental basis pending resolution of any objections, provided, however, that Buyer shall in all cases have up to five (5) Business Days to review and object to each notice, and such notice shall be deemed accepted by Buyer if Buyer fails to object within such time period. The COD Conditions are:

(a)

all necessary and material permits, consents, licenses, approvals, registrations and authorizations required to be obtained by Buyer from any Governmental Authority to construct the Project in compliance with Applicable Law and this Agreement have been obtained and are in full force and effect;

(b)	the Seller’s Interconnection Facilities are available to commence normal operations and able to deliver Retail Products from Seller at the Delivery Point and in accordance with Operating Procedures;

(c)

the Seller’s Interconnection Facilities are fully interconnected to the Transmission Operator’s System, have been fully tested, and are acceptable to the Transmission Operator, without experiencing any abnormal or unsafe operating conditions on any interconnected system;

(d)	all other requirements relating to the completion of the Project and the Seller’s Interconnection Facilities set forth in this Agreement have been fully satisfied.

ARTICLE 4
METERING AND MEASUREMENT

4.1    Metering System.

(a)

Seller shall ensure the Metering Systems, including all equipment required to provide Seller, or their agents and successors, with a MW signal of the Project, are designed, located, constructed, installed, owned, operated and maintained in accordance with Prudent Operating Practices in order to measure and record the amount of Energy delivered to the Project at the Delivery Point. The meters shall be of a mutually acceptable accuracy range and type to the Parties, as agreed upon in the Operating Procedures. The Metering Systems will be owned, operated and maintained by Seller. Seller will be responsible for the operation and periodic testing and calibration of the Metering System.

(b)

Seller will design, procure, install and test all metering equipment required for the Project. All equipment not supplied by Seller shall be in accordance with Seller specifications. Buyer shall reimburse Seller for any and all costs and expenses incurred in procuring and installing the metering equipment pursuant to this Article 4.

(c)

Seller shall ensure that the Metering Systems are designed to provide required meter data to Seller, or their agents and successors, consistent with Prudent Operating Practices in order to measure and record the amount of Energy delivered to the Project at the Delivery Point.

4.2    Inspection and Adjustment.

(a)

After the Commercial Operation Date of the Project, any meters owned, operated, and maintained by the Seller will be inspected and tested to conform to Prudent Operating Practices. Seller shall contact Buyer for the purpose of witnessing and verifying proper inspection and adjustment, if any, to meters. If Buyer is given notice of a test of these meters for the purpose of witnessing and verifying proper inspection and adjustment, Seller will notify Buyer.

(b)

If any seal securing the metering is found broken, if the Metering System fails to register, or if the measurement made by a metering device is found upon testing to vary by more than one percent (1.0%) from the measurement made by the standard meter used in the test, an adjustment shall be made correcting all measurements of Energy made by the Metering System during: (i) the actual period when inaccurate measurements were made by the Metering System, if that period can be determined to the mutual satisfaction of the Parties; or (ii) if such actual period cannot be determined to the mutual satisfaction of the Parties, the second half of the period from the date of the last test of the Metering System to the date such failure is discovered or such test is made (“Adjustment Period”). If the Parties are unable to agree on the amount of the adjustment to be applied to the Adjustment Period, the amount of the adjustment shall be determined: (A) by correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation; or (B) if not so ascertainable, by estimating on the basis of deliveries made under similar conditions during the period since the last test. Within thirty (30) Days after the determination of the amount of any adjustment, Buyer shall pay Seller any additional amounts then due for deliveries of Energy during the Adjustment Period or, conversely, Buyer shall be entitled to a credit against any subsequent payments for Energy.

(c)

Buyer and its representatives shall be entitled to be present at any test, inspection, maintenance, adjustments and replacement of any part of the Metering System relating to obligations under this Agreement.

ARTICLE 5
RETAIL PRODUCTS

Seller shall supply Index Supply to Buyer, in accordance with attached Exhibit A to this Agreement.

ARTICLE 6
EVENTS OF DEFAULT

6.1    Events of Default.

An “Event of Default” shall mean,

(a)	with respect to a Party that is subject to the Event of Default the occurrence of any of the following:

(i)	the failure by such Party to make, when due, any payment required pursuant to this Agreement and such failure is not remedied within five (5) Business Days after Notice thereof;

(ii)

any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated, and such default is not remedied within thirty (30) days after Notice thereof;

(iii)

the failure by such Party to perform any material covenant or obligation set forth in this Agreement (except to the extent constituting a separate Event of Default) and such failure is not remedied within thirty (30) days after Notice thereof; provided, however, that if such failure is not reasonably capable of being remedied within the thirty (30) day cure period, such Party shall have such additional time (not exceeding an additional ninety (90) days) as is reasonably necessary to remedy such failure, so long as such Party promptly commences and diligently pursues such remedy;

(iv)	such Party becomes Bankrupt;

(v)	any event of default by such Party under the Lease Agreement;

(vi)	such Party assigns this Agreement or any of its rights hereunder other than in compliance with Article 13; or

(vii)

such Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement to which it or its predecessor was a party by operation of Law or pursuant to an agreement reasonably satisfactory to the other Party.

(b)

With respect to Buyer, if Buyer fails to build the Project and is unable to consume at least 1 MW of electricity for 12 consecutive hours within ninety (90) days of the Power Ready Date, after giving effect to any extension under 3.16(b),and such failure is solely attributable to Buyer; and(ii) if Buyer fails to satisfy its Delivery Term Security requirements set forth in Section 8.1 within five (5) Business Days after receipt of Notice of such failure.

6.2    Remedies; Declaration of Early Termination Date.

If an Event of Default with respect to a defaulting Party shall have occurred and be continuing, the other Party (“Non-Defaulting Party”) shall have the right to the following:

(a)

send Notice, designating a day, no earlier than the day such Notice is deemed to be received and no later than ten (10) days after such Notice is deemed to be received, as an early termination date of this Agreement (“Early Termination Date”);

(b)	accelerate all amounts owing between the Parties and end the Delivery Term effective as of the Early Termination Date;

(c)	withhold any payments due to the defaulting Party under this Agreement;

(d)

send Notice, designating to the defaulting Party a date and time certain no later than five (5) days after a payment Event of Default, a date and time certain that the Non-Defaulting Party may suspend performance; and

(e)

to the extent the Non-Defaulting Party is the Seller, exercise its rights pursuant to Section 8.1, as applicable, to draw upon and retain any portion of Delivery Term Security required to satisfy Buyer’s obligations under this Agreement.

6.3    Rights and Remedies Are Cumulative.

Except where this Agreement expressly provides that a Party’s remedies are sole and exclusive, the rights and remedies of a Party pursuant to this Article 6 shall be cumulative and in addition to the rights of the Parties otherwise provided in this Agreement.

6.4    Mitigation.

Any Non-Defaulting Party shall attempt to mitigate its costs and losses resulting from any Event of Default of the other Party under this Agreement.

ARTICLE 7
PAYMENT

7.1    Billing and Payment.

Payment Amounts. Consistent with Exhibit A, payment for Retail Products, shall be paid by Buyer to Seller as set forth below.

(a)

Pre-Pay Amounts – For all Index Supply, Buyer shall pre-pay Seller on a weekly basis an amount sufficient to maintain a target balance equivalent to ten (10) days of the ERCOT Amounts (as defined in Exhibit A) as determined by Seller

(i)

Seller shall provide to Buyer a weekly Pre-pay Invoice for pre-pay replenishment including, as backup, the ERCOT invoices and settlement statements for the Project QSE processed and paid in the prior weekly period and any other applicable Load Ratio Share charges.

(ii)	Buyer shall remit to Seller amounts owed for such Pre-pay replenishment amounts within two (2) Business Days of the issuance date of the invoice.

(b)	Monthly Invoices. Seller shall transmit via email to Buyer Retail Products invoices as detailed herein:

Indexed Supply – Seller shall transmit to Buyer monthly invoices for Non-ERCOT Amounts (as defined on Exhibit A) including any adjustments due to prior period invoices.

(c)	Any disputes of invoices claimed by Buyer shall be communicated with Seller. Resolution of such disputes will be communicated via corrected or adjusted invoices.

(d)

With respect to all invoices, if either the invoice date or payment date is not a Business Day, then such invoice or payment shall be provided on the next following Business Day. Each Party will make payments by electronic funds transfer, or by other mutually agreeable method(s), to the account designated by the other Party. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full. Invoices may be sent by facsimile or e-mail.

7.2    Disputes and Adjustments of Invoices.

A Party may, in good faith, (a) dispute the correctness of any invoice, any adjustment to an invoice, rendered under this Agreement, or that an allocation or assignment of costs is not fair and equitable or otherwise inconsistent with Prudent Operating Practices, or (b) adjust any invoice for any arithmetic or computational error, in each case within twelve (12) months of the date the invoice, or adjustment to an invoice, was rendered. In the event an invoice or portion thereof, or any other claim or adjustment arising hereunder, is disputed, payment of the full amount of the invoice shall be required to be made when due under protest by the disputing Party. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment. Upon resolution of the dispute, any required payment or credit shall be made within five (5) Business Days of such resolution. Inadvertent overpayments shall be returned upon request within ten (10) calendar days. Any overpayment not returned within ten (10) calendar days, will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the date the return of the overpayment was requested to but excluding the date the overpayment is returned in full. Any dispute with respect to an invoice is waived if the other Party is not notified in accordance with this Section 7.2 within twelve (12) months after the invoice is rendered or subsequently adjusted, except to the extent any misinformation was from a third party not Affiliated with any Party and such third party corrects its information after the twelve (12) month period.

ARTICLE 8
INSURANCE, CREDIT AND COLLATERAL REQUIREMENTS

8.1    Buyer’s Performance Assurance.

(a)

Buyer agrees to deliver to Seller collateral to secure its obligations under this Agreement and shall maintain such collateral in full force and effect during the Term of this Agreement. Prior to the Commercial Operation Date, Buyer shall provide to Seller the following Delivery Term Security: for Index Supply quantities expressed in MW of Capacity, Delivery Term Security in the amount of [***] of Capacity (Buyer shall at all times have sufficient Delivery Term Security of at least [***] of Capacity subject to the Index Supply). Seller will refund or credit the surplus amounts of Delivery Term Security to Buyer on monthly basis.

(b)

Upon termination, Seller shall have the right to draw upon Buyer’s Delivery Term Security for any amounts owed to Seller under this Agreement if not paid when due pursuant to Section 7.1. Buyer’s Delivery Term Security shall be subject to replenishment.

(c)

Buyer’s obligation to maintain the applicable Delivery Term Security shall terminate upon the occurrence of the following: (i) the Term of the Agreement has ended, or the Agreement has been terminated pursuant to Section 6.2, as applicable; and (ii) all payment obligations of Buyer arising under this Agreement, including indemnification payments and Incremental TCOS Demand charges, or other damages are paid in full. Upon the occurrence of the foregoing, Seller shall promptly return to Buyer the unused portion of the applicable Delivery Term Security.

(d)

Any Letter of Credit provided by Buyer pursuant to this Agreement must provide, among other things, that the Seller is entitled to draw the full amount of such Letter of Credit if: (i) the Letter of Credit has not been renewed, extended or replaced within thirty (30) days prior to the expiration date of the Letter of Credit; or (ii) the issuer of the Letter of Credit fails to satisfy the requirements of an issuer of a Letter of Credit under this Agreement, within ten (10) Business Days after receipt of Notice thereof by Seller to replace such Letter of Credit with another Letter of Credit, in a form reasonably acceptable to the issuer of the Letter of Credit and Seller. Costs of any Letters of Credit provided by Buyer shall be borne by Buyer.

(e)

Seller shall apply the proceeds of collateral realized upon the exercise of any such rights or remedies under this Article 8 to reduce Buyer’s obligations under the PPA, subject to Seller’s obligation to return any surplus proceeds remaining after such obligations are satisfied in full.

ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1    Representations and Warranties.

On the Effective Date, each Party represents and warrants to the other Party that:

(a)	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)

(i) it has, or has applied for, all Governmental Approvals necessary for it to perform its obligations under this Agreement, and (ii) all Governmental Approvals necessary to construct, operate and maintain the Project and related interconnection facilities in the case of Buyer;

(c)

the execution, delivery and performance of this Agreement is within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any Applicable Law;

(d)

this Agreement and each other document executed and delivered in accordance with this Agreement constitutes a legally valid and binding obligation enforceable against it in accordance with its terms, subject to any Equitable Defenses;

(e)	it is not Bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt.

(f)

there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement;

(g)	no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

(h)

it is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement; and

(i)	it has entered into this Agreement in connection with the conduct of its business and it has the capacity or the ability to make or take delivery of the Retail Products as provided in this Agreement.

9.2    General Covenants.

Each Party covenants that throughout the Term:

(a)	it shall continue to be duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b)

it shall maintain (or obtain from time to time as required, including through renewal, as applicable) all Governmental Approvals necessary for it to legally perform its obligations under this Agreement;

(c)

it shall perform its obligations under this Agreement in a manner that does not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any applicable Law; and

(d)	it shall not dispute its status as a “forward contract merchant” within the meaning of the United States Bankruptcy Code.

9.3    Seller’s Covenants.

Seller covenants as follows:

(a)	from the date hereof through the expiration or termination of this Agreement, Seller shall comply with this Agreement and Applicable Laws;

(b)

Seller will, at Seller’s expense, reasonably cooperate with Buyer in opposing, and will not support any action of any regulatory body having jurisdiction thereover that could result in the modification or vitiation of any of the terms or conditions hereof or have any other material adverse effect on Buyer, the Project or this Agreement; and

Seller’s obligations under this Agreement shall qualify as operating expenses which enjoy first priority payment at all times under any and all bond or other ordinances or indentures to which Seller is a party and shall be included as part of the rate calculations required by any rate-related debt covenants to which Seller is bound.

ARTICLE 10
TITLE, RISK OF LOSS, INDEMNITIES

10.1    Title and Risk of Loss.

Title to and risk of loss related to the Retail Products shall transfer from Seller to Buyer at the Delivery Point. Seller warrants that it will deliver to Buyer the Retail Products free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to or at the Delivery Point.

10.2    Indemnities by Seller.

To the extent allowed by Applicable Law, Seller shall release, indemnify, defend, and hold harmless Buyer, its Affiliates, and its and their directors, officers, employees, agents, and representatives against and from any and all actions, suits, losses, costs, damages, injuries, liabilities, claims, demands, penalties and interest, including reasonable costs and attorneys’ fees (“Claims”) resulting from, or arising out of or in any way connected with (i) any event, circumstance, act, or incident relating to the Retail Products delivered under this Agreement up to and at the Delivery Point, (ii) the failure by Seller to comply with Applicable Law, or (iii) any Governmental Charges for which Seller is responsible hereunder, in all cases including, without limitation, any Claim for or on account of injury, bodily or otherwise, to or death of persons, or for damage to or destruction of property belonging to Buyer, Seller, or others, excepting only such Claim to the extent caused by the willful misconduct or gross negligence of Buyer, its Affiliates, and its and their directors, officers, employees, agents, and representatives.

10.3    Indemnities by Buyer.

To the extent allowed by Applicable Law, Buyer shall release, indemnify, defend, and hold harmless, Seller, its Affiliates, and its and their directors, officers, employees, agents, and representatives against and from any and all Claims resulting from, or arising out of or in any way connected with (i) any event, circumstance, act, or incident relating to the Retail Products received by Buyer under this Agreement after the Delivery Point, (ii) the failure by Buyer to comply with Applicable Law, (iii) any Governmental Charges for which Buyer is responsible hereunder, or (iv) Buyer’s development, permitting, construction, ownership, operation and/or maintenance of the Project, in all cases including, without limitation, any Claim for or on account of injury, bodily or otherwise, to or death of persons, or for damage to or destruction of property belonging to Buyer, Seller, or others, excepting only such Claim to the extent caused by the willful misconduct or gross negligence of Seller, its Affiliates, and its and their directors, officers, employees, agents, and representatives.

ARTICLE 11
GOVERNMENTAL CHARGES

11.1    Cooperation.

Each Party shall use reasonable efforts to implement the provisions of and to administer this Agreement in accordance with the intent of the Parties to minimize all taxes, so long as neither Party is materially adversely affected by such efforts.

11.2    Governmental Charges.

Buyer shall pay or cause to be paid all taxes imposed by any Governmental Authority (“Governmental Charges”) on or with respect to the Retail Products or the transaction under this Agreement including ad valorem taxes and other taxes attributable to the Project, land, land rights or interests in land for the Project. In the event Seller is required by Law or regulation to remit or pay Governmental Charges which are Buyer’s responsibility hereunder, Buyer shall promptly reimburse Seller for such Governmental Charges. Nothing in this Section 11.2 shall obligate or cause a Party to pay or be liable to pay any Governmental Charges for which it is exempt under the Law.

ARTICLE 12
CONFIDENTIAL INFORMATION

12.1    Confidential Information.

(a)

The Parties have and will develop certain information, processes, know-how, techniques and procedures concerning the Project that they consider confidential and proprietary (together with the terms and conditions of this Agreement, the “Confidential Information”). Notwithstanding the confidential and proprietary nature of such Confidential Information, the Parties (each, the “Disclosing Party”) may make such Confidential Information available to the other (each, a “Receiving Party”) subject to the provisions of this Section 12.1.

(b)	Upon receiving or learning of Confidential Information, the Receiving Party shall:

(i)

Treat such Confidential Information as confidential and use reasonable care not to divulge such Confidential Information to any third party except as required by law, subject to the restrictions set forth below;

(ii)

Restrict access to such Confidential Information to only those employees, Affiliates, subcontractors, suppliers, vendors, and advisors whose access is reasonably necessary for the development, construction, operation or maintenance of the Project and for the purposes of this Agreement who shall be bound by the terms of this Section 12.1;

(iii)	Use such Confidential Information solely in connection with the Project and for purposes of this Agreement; and

(iv)	Upon the termination of this Agreement, destroy or, if requested by the Disclosing Party, return any such Confidential Information in written or other tangible form and any copies thereof.

(c)	The restrictions of this Section 12.1 do not apply to:

(i)

Release of this Agreement to any Governmental Authority required for obtaining any approval or making any filing pursuant to Section 11.2, provided that each Party agrees to cooperate in good faith with the other to maintain the confidentiality of the provisions of this Agreement by requesting confidential treatment with all filings to the extent appropriate and permitted by Applicable Law;

(ii)	Information which is, or becomes, publicly known or available other than through the action of the Receiving Party in violation of this Agreement;

(iii)

Information which is in the possession of the Receiving Party prior to receipt from the Disclosing Party or which is independently developed by the Receiving Party, provided that the Person or Persons developing such information have not had access to any Confidential Information;

(iv)

Information which is received from a third party which is not known (after due inquiry) by Receiving Party to be prohibited from disclosing such information pursuant to a contractual, fiduciary or legal obligation; and

(v)

Information which is, in the reasonable written opinion of counsel of the Receiving Party, required to be disclosed pursuant to Applicable Law (including any Freedom of Information Act or Texas Public Information Act request); provided, however, that the Receiving Party, prior to such disclosure, shall provide reasonable advance Notice to the Disclosing Party of the time and scope of the intended disclosure in order to provide the Disclosing Party an opportunity to obtain a protective order or otherwise seek to prevent, limit the scope of, or impose conditions upon such disclosure.

(d)

Neither Party shall issue any press or publicity release or otherwise release, distribute or disseminate any information, with the intent that such information will be published (other than information that is, in the reasonable written opinion of counsel to the Disclosing Party, required to be distributed or disseminated pursuant to Applicable Law, provided that the Disclosing Party has given Notice to, and an opportunity to prevent disclosure by, the other Party as provided in Section 12.1(c)(v)), concerning this Agreement or the participation of the other Party in the transactions contemplated hereby without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed. This provision shall not prevent the Parties from releasing information which is required to be disclosed in order to obtain permits, licenses, releases and other approvals relating to the Project or as are necessary in order to fulfill such Party’s obligations under this Agreement.

(e)	The obligations of the Parties under this Section 12.1 shall remain in full force and effect for one (1) year following the expiration or termination of this Agreement.

12.2    Texas Public Information Act.

Notwithstanding any other provision of this Article 12, the Parties understand that Seller is a governmental entity and is required to comply, and Seller does hereby agree to comply, with the Texas Public Information Act (Chapter 552 of the Texas Government Code) when responding to requests for records in its possession except where the information is considered public power utility competitive information protected by the provisions of the Texas Government Code, Sections 552.101, 552.104, 552.110 and/or 552.133. Disclosure of information required by the Texas Public Information Act shall not constitute a breach of any provision contained herein if so ordered by the State of Texas Attorney General. Notwithstanding the foregoing, the Parties acknowledge and agree that this Agreement is confidential, commercially sensitive information protected from disclosure pursuant to the Texas Public Information Act. In the event that Seller is required by legal or regulatory authority to disclose any Confidential Information, Seller shall promptly notify Buyer of such request or requirement prior to disclosure, if permitted by law, so that Buyer may seek an appropriate protective order. In the event that a protective order or other remedy is not obtained, Seller agrees to furnish only that portion of the Confidential Information that it reasonably determines, in consultation with its counsel, is consistent with the scope of the subpoena or demand under Applicable Law, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Buyer understands that Seller is bound by any rulings or decisions made by the Texas Attorney General, or other governing body or court that holds binding authority over Seller relative to Confidential Information.

ARTICLE 13
ASSIGNMENT

13.1    Successors and Assigns.

This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

13.2    Assignment by Buyer.

(a)

This Agreement shall not be assigned or transferred by Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, this Agreement may be assigned, without the prior written consent of Seller, (i) by operation of law or (ii) to a purchaser of all or substantially all of Buyer’s business, including the Project, so long as such assignee has expressly agreed in writing to assume all obligations of Buyer under this Agreement.

(b)

If the rights and interests of Buyer in this Agreement shall be assumed, sold or transferred as herein provided, the assuming party shall agree in writing to be bound by and to assume, the terms and conditions hereof.

13.3    Assignment by Seller.

(a)	This Agreement shall not be assigned or transferred by Seller without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)

If the rights and interests of Seller in this Agreement shall be assumed, sold or transferred as herein provided, the assuming party shall agree in writing to be bound by and to assume, the terms and conditions hereof.

ARTICLE 14
FORCE MAJEURE

14.1    Force Majeure Events.

To the extent either Party is prevented by a Force Majeure Event from carrying out, in whole or part, its obligations under this Agreement and such Party gives Notice and details of the Force Majeure Event to the other Party as detailed below, then, the Party impacted by the Force Majeure Event shall be excused from the performance of its obligations to the extent impacted. As soon as practicable after commencement of a Force Majeure Event, the non-performing Party shall provide the other Party with oral notice of the Force Majeure Event, and within two (2) weeks of the commencement of a Force Majeure Event, the non-performing Party shall provide the other Party with Notice in the form of a letter describing in detail the particulars of the occurrence giving rise to the Force Majeure Event claim. The suspension of performance due to a claim of a Force Majeure Event must be of no greater scope and of no longer duration than is required by the Force Majeure Event. Buyer shall not be required to make any payments for any Retail Products that Seller fails to schedule, deliver or provide as a result of a Force Majeure Event during the term of such Force Majeure Event.

14.2    Limitations on Effect of Force Majeure Events.

In no event will any delay or failure of performance caused by Force Majeure extend this Agreement beyond its stated Term. In the event that any delay or failure of performance caused by Force Majeure affecting a Party continues for an uninterrupted period of three hundred sixty- five (365) Days from its inception the Party not claiming Force Majeure may, at any time following the end of such period, terminate this PPA upon written notice to the affected Party, without further obligation by either Party except as to costs and balances incurred prior to the effective date of such termination.

ARTICLE 15
LIMITATIONS ON LIABILITY

15.1    Disclaimer of Warranties.

EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED.

15.2    Limitations on Liability.

TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE INDEMNITOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED, UNLESS THE PROVISION IN QUESTION PROVIDES THAT THE EXPRESS REMEDIES ARE IN ADDITION TO OTHER REMEDIES THAT MAY BE AVAILABLE; PROVIDED, HOWEVER, SELLER DOES NOT WAIVE ITS GOVERNMENTAL IMMUNITY, AS APPLICABLE. EXCEPT FOR A PARTY’S INDEMNITY OBLIGATION IN RESPECT OF THIRD PARTY CLAIMS OR AS OTHERWISE EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

ARTICLE 16
DISPUTE RESOLUTION

16.1    Intent of the Parties.

Except as provided in the next sentence, the sole procedure to resolve any claim arising out of or relating to this Agreement or any related agreement (a “Dispute”) is the dispute resolution procedure set forth in this Article 16. Either Party may seek a preliminary injunction or other provisional judicial remedy if such action is necessary to prevent irreparable harm or preserve the status quo, in which case both Parties nonetheless will continue to pursue resolution of the Dispute by means of the dispute resolution procedure set forth in this Article 16.

16.2    Management Negotiations.

(a)

The Parties will attempt in good faith to resolve any Dispute by prompt negotiations between each Party’s authorized representative designated in writing as a representative of the Party (each a “Manager”). Either Manager may, by Notice to the other Party, request a meeting to initiate negotiations to be held within ten (10) Business Days of the other Party’s receipt of such request, at a mutually agreed time and place (either in person or telephonically). If the matter is not resolved within fifteen (15) Business Days of their first meeting (“Initial Negotiation End Date”), the Managers shall refer the matter to the designated senior officers of their respective companies that have authority to settle the dispute (“Executives”). Within five (5) Business Days of the Initial Negotiation End Date (“Referral Date”), each Party shall provide one another Notice confirming the referral and identifying the name and title of the Executive who will represent the Party.

(b)

Within five (5) Business Days of the Referral Date, the Executives shall establish a mutually acceptable location and date, which date shall not be greater than thirty (30) days from the Referral Date, to meet. After the initial meeting date, the Executives shall meet, as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute.

(c)

All communication and writing exchanged between the Parties in connection with these negotiations shall be confidential and shall not be used or referred to in any subsequent binding adjudicatory process between the Parties.

(d)

If the matter is not resolved within forty-five (45) days of the Referral Date, or if the Party receiving the Notice to meet, pursuant to Section 16.2(a) above, refuses or does not meet within the ten (10) Business Day period specified in Section 16.2(a) above, and subject to Sections 15.2, 17.9 and 17.10 of this Agreement, either Party may pursue all remedies available to it at law or in equity.

16.3    Specific Performance and Injunctive Relief.

Each Party shall be entitled to seek a decree compelling specific performance with respect to, and shall be entitled, without the necessity of filing any bond, to seek the restraint by injunction of, any actual or threatened breach of any material obligation of the other Party under this Agreement. The Parties in any action for specific performance or restraint by injunction agree that they shall each request that all expenses incurred in such proceeding, including, but not limited to, reasonable counsel fees, be apportioned in the final decision based upon the respective merits of the positions of the Parties.

ARTICLE 17
MISCELLANEOUS

17.1    Notices.

Whenever this Agreement requires or permits delivery of a “Notice” (or requires a Party to “notify”), the Party with such right or obligation shall provide a written communication in the manner specified herein and to the addresses set forth below; provided, however, that Notices of scheduling shall be provided in accordance with the terms set forth in the relevant section of this Agreement. Invoices may be sent by facsimile or e-mail. A Notice sent by facsimile transmission or e-mail will be recognized and shall be deemed received on the Business Day on which such Notice was transmitted if received before 5:00 p.m. (and if received after 5:00 p.m., on the next Business Day) and a Notice of overnight mail or courier shall be deemed to have been received two (2) Business Days after it was sent or such earlier time as is confirmed by the receiving Party. Each Party shall provide Notice to the other Party of the persons authorized to nominate and/or agree to a schedule for the delivery or acceptance of the Retail Products or make other Notices on behalf of such Party and specify the scope of their individual authority and responsibilities, and may change its designation of such persons from time to time in its sole discretion by providing Notice.

If to Seller:	Denton Municipal Electric Attention: General Manager 1659 Spencer Rd. Denton, TX 76205 Telephone: Fax E-mail Address:

With a copy to:	City Attorney 215 E. McKinney Street Denton City Hall Denton, Texas 76201 Telephone: Fax: Email:

If to Buyer:	SPRE Denton TX, LLC Attention: Houston Aderhold 2146 Roswell Road, #108-851 Marietta, GA 30062 Telephone: Email:

With a copy to:	SPRE Denton TX, LLC Attention: Chris Bissell 2146 Roswell Road, #108-851 Marietta, GA 30062

17.2    Effectiveness of Agreement; Survival.

This Agreement shall be in full force and effect, enforceable and binding in all respects as of the Effective Date until the conclusion of the Term or earlier termination pursuant to the terms of this Agreement; provided however, that this Agreement shall remain in effect until (i) the Parties have fulfilled all obligations under this Agreement, including payment in full of all invoices (including all corrections thereof) due prior to the end of the Term, indemnification payments or other damages (whether directly or indirectly such as through set-off or netting) and (ii) the undrawn portion of the Delivery Term Security, as applicable, is released and/or returned as applicable (if any is due). All indemnity rights shall survive the termination or expiration of this Agreement for the longer of twelve (12) months or the expiration of the statute of limitations period of the claim underlying the indemnity obligation. Notwithstanding any provisions herein to the contrary, the obligations set forth in Article 7, Section 12.1 and Article 15, the indemnity obligations set forth in Article 10, and the limitations on liabilities set forth herein shall survive (in full force) the expiration or termination of this Agreement.

17.3    Exhibits.

Buyer and Seller herby agree to abide by the terms and conditions set forth in Exhibits C and F attached hereto as if such Exhibit was executed by each of the Parties as a standalone agreement separate from this Agreement.

17.4    Right to Audit.

Each Party has the right, at its sole expense, during normal working hours and upon no less than three (3) Business Days’ advance notice, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of twelve (12) months from the rendition thereof, and thereafter any objection shall be deemed waived except to the extent any misinformation was from a third party not affiliated with any Party (specifically including ERCOT) and such third party corrects its information after such twelve (12)-month period.

17.5    Amendments.

This Agreement shall not be modified nor amended unless such modification or amendment shall be in writing and signed by authorized representatives of both Parties.

17.6    Waivers.

Failure to enforce any right or obligation by any Party with respect to any matter arising in connection with this Agreement shall not constitute a waiver as to that matter nor to any other matter. Any waiver by any Party of its rights with respect to a default under this Agreement or with respect to any other matters arising in connection with this Agreement must be in writing. Such waiver shall not be deemed a waiver with respect to any subsequent default or other matter.

17.7    Severability.

If any of the terms of this Agreement are finally held or determined to be invalid, illegal or void, all other terms of the Agreement shall remain in effect; provided that the Parties shall enter into negotiations concerning the terms affected by such decision for the purpose of achieving conformity with requirements of any Applicable Law and the intent of the Parties.

17.8    Standard of Review.

Absent the agreement of the Parties to the proposed change, the standard of review for changes to this Agreement proposed by a Party, a Person or the Federal Energy Regulatory Commission acting sua sponte shall be the “public interest” application of the “just and reasonable” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956), as clarified by Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. 1 of Snohomish, 554 U.S. 527 (2008) (the “Mobile-Sierra” doctrine).

17.9    Governing Law.

THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. TO THE EXTENT ENFORCEABLE AT SUCH TIME, EACH PARTY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

THIS AGREEMENT WAS EXECUTED IN THE STATE OF TEXAS AND MUST IN ALL RESPECTS BE GOVERNED BY, INTERPRETED, CONSTRUED, AND SHALL BE EXCLUSIVELY ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. VENUE SHALL LIE FOR ANY LAWSUIT DEALING WITH THIS AGREEMENT IN THE APPROPRIATE FEDERAL COURT IN TEXAS, OR, IF THE FEDERAL COURTS DO NOT HAVE JURISDICTION, IN THE STATE DISTRICT COURTS IN AND FOR DENTON COUNTY, TEXAS.

17.10    Waiver of Trial by Jury.

EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

17.11    Attorneys’ Fees.

In any proceeding brought to enforce this Agreement or because of the breach by any Party of any covenant or condition herein contained, the prevailing Party shall be entitled to reasonable attorneys’ fees (including reasonably allocated fees of in-house counsel) in addition to court costs and any and all other costs recoverable in said action.

17.12    No Third-Party Beneficiaries.

Except as set forth in Sections 13.1 and Article 15, this Agreement is intended solely for the benefit of the Parties hereto and nothing contained herein shall be construed to create any duty to, or standard of care with reference to, or any liability to, or any benefit for, any Person not a Party to this Agreement.

17.13    No Agency.

This Agreement is not intended, and shall not be construed, to create any association, joint venture, agency relationship or partnership between the Parties or to impose any such obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act as or be an agent or representative of, or otherwise bind, the other Party.

17.14    Cooperation.

The Parties acknowledge that they are entering into a long-term arrangement in which the cooperation of both of them will be required. If, during the Term, changes in the operations, facilities or methods of either Party will materially benefit a Party without detriment to the other Party, the Parties commit to each other to make Commercially Reasonable Efforts to cooperate and assist each other in making such change.

17.15    Further Assurances.

Upon the receipt of a written request from the other Party, each Party shall execute such additional documents, instruments and assurances and take such additional actions as are reasonably necessary and desirable to carry out the terms and intent hereof. Neither Party shall unreasonably withhold, condition or delay its compliance with any reasonable request made pursuant to this Section 17.15.

17.16    Captions; Construction.

All indexes, titles, subject headings, section titles, and similar items are provided for the purpose of reference and convenience and are not intended to affect the meaning of the content or scope of this Agreement. Any term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

17.17    Entire Agreement.

This Agreement shall supersede all other prior and contemporaneous understandings or agreements, both written and oral, between the Parties relating to the subject matter of this Agreement.

17.18    Forward Contract.

The Parties acknowledge and agree that this Agreement constitutes a “forward contract” within the meaning of the United States Bankruptcy Code.

17.19    Counterparts.

This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF the Parties have executed this Agreement in the manner appropriate to each on the date set forth above.

“SELLER”

The City of Denton d/b/a Denton Municipal Electric		Antonio Puente, Jr. DME General Manager

By:	/s/ Sara Hensley 8/20/2024	By:	/s/ Antonio Puente 8/20/2024
Name: Sara Hensley			DME Approval
Title: City Manager

ATTEST: Lauren Thoden
CITY SECRETARY

By:	/s/ Lauren Thoden 8/20/2024

APPROVED AS TO LEGAL FORM:
Mack Reinwand
CITY ATTORNEY

By:	/s/ Mack Reinwand 8/20/2024

“BUYER”

SPRE DENTON TX, LLC

By:	/s/ Houston Aderhold 8/20/2024
Name: Houston Aderhold
Title: C.T.O.

APPROVED AS TO LEGAL FORM:

By:	/s/ Angela Nettles 8/19/2024
ATTORNEY